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Exhibit 3.10

OPERATING AGREEMENT OF E-T-T ENTERPRISES LLC,
a Nevada limited-liability company

        THIS OPERATING AGREEMENT (the "Agreement") is entered into as of the 1st day of January, 1997, by and among Ed Herbst, Tim Herbst, and Troy Herbst (the "Members"). In consideration of the mutual promises contained herein, and each act to be performed hereunder, the Members agree as follows:

1. GENERAL PROVISIONS

        1.1   Formation and Name. The Members hereby forma limited liability company (the "Company") pursuant to Chapter 86 of the Nevada Revised Statutes (the "Act"). The name of the Company is "E-T-T Enterprises LLC".

        1.2   Business. The business of the Company shall be to engage in any lawful activity.

        1.3   Principal Place of Business. The principal place of business of the Company is 5195 Las Vegas Boulevard South, Las Vegas, Nevada 89119. The Registered Office of the Company shall be located at 5195 Las Vegas Boulevard South, Las Vegas, Nevada 89119, or at such other place within the State of Nevada as the Members may from time to time designate. The Company may maintain such additional offices as the Members may determine.

        1.4   Term. The existence of the Company, unless sooner terminated under the provisions of Article 9 of this Agreement, shall terminate thirty (30) years from the date of the Company's formation.

2. DEFINITIONS

        For the purposes of the Agreement, the.following terms shall have the meanings set forth below:

        2.1   Capital Account. The "Capital Account" of a Member shall mean the capital account of that Member determined from the inception of the Company strictly in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

        Subject to the previous paragraph, "Capital Account" means:

    (a)
    The amount of money contributed by the Member to the Company, increased by: (i) the fair market value of property contributed by the Member to the Company, if any (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code (as defined below)); (ii) the net amount of income allocated to the Member; and decreased by (iii) the amount of money distributed to the Member; (iv) the fair market value of property distributed to the Member, if any, by the Company (net of liabilities securing such distributed property that the Member is considered to assume or take subject to under Section 752 of the Code); (v) the Member's share of expenditures of the Company described in Section 705(a)(2)(B) of the Code (including, for this purpose, losses which are non-deductible under Section 267(a)(1) or Section 707(b) of the Code); (vi) the Member's share of amounts paid or incurred by the Company to organize the Company or to promote the sale of (or to sell) an interest in the Company (except to the extent properly amortizable for tax purposes); and (vii) the net amount of loss allocated to the Member.

        For this purpose, "income" refers to all items of income (including all items of gain and including income exempt from tax) as properly determined for "book" purposes, and "loss" refers to all items of loss (including deductions) as properly determined for "book" purposes. "Book" income and loss shall be determined based on the value of the Company's assets as set forth on the books of the Company to the extent permitted and in accordance with the principles of Section 1.704-1(b)(2)(iv)(d), (f), and

(g) of the Treasury Regulations (as defined below). Otherwise, book income and loss shall be determined strictly in accordance with federal income tax principles (including rules governing depreciation and amortization), applied hypothetically based on values of Company assets as set forth on the Company books.

        2.2   Capital Contributions. "Capital Contributions" shall be as defined in Section 4.1 of this Agreement.

        2.3   Code. "Code" means the Internal Revenue Code of 1986, as amended, and any successor provision.

        2.4   Company Minimum Gain. "Company Minimum Gain" with respect to any taxable year of the Company means the Company minimum gain computed strictly in accordance with the principles of Section 1.704-2(d) of the Treasury Regulations.

        Subject to the previous sentence, in general, "Company Minimum Gain" means the sum for all Company assets of the amounts of taxable income or gain that would be recognized if each asset were disposed of for the amount of Non-recourse Liabilities secured by the asset. For this purpose, where the asset is subject to multiple secured liabilities of unequal priority, the adjusted basis of the asset shall be allocated among the liabilities in order of priority from most senior first to least senior last. Where two or more liabilities secured by a single asset are of equal priority, the asset basis shall be allocated among the liabilities pro rata in accordance with the amounts of the liabilities. For purposes of computing Company Minimum Gain, the "book" value of an asset shall be substituted for its adjusted tax basis if the two differ, but otherwise Company Minimum Gain shall be determined in accordance with federal income tax principles.

        2.5   Event of Dissolution. An "Event of Dissolution" shall mean any event specified in the Act or Section 9.1 of this Agreement.

        2.6   GAAP. "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board ("APB") or by the Financial Accounting Standards Board ("FASB") or through other appropriate Boards or Committees thereof and which are consistently applied for all periods after the date hereof to properly reflect the financial condition and the results of operations and changes in financial position of the Company, except that any accounting principle or practice required to be changed by the APB or FASB (or other appropriate Board of Committee of the said Boards) in order to continue as a GAAP may be so changed.

        2.7   Membership Interest or Membership Percentage. "Membership Interest" or "Membership Percentage" of each Member means the percentage owned by any Member of all outstanding membership interests in the Company as set forth in Section 4.1 as may be adjusted from time to time pursuant to this Agreement.

        2.8   Net Profits and Net Losses. The "Net Profits" and "Net Losses" of the Company means the net income and net losses (as described in Section 2.1 above), respectively, of the Company. For purposes of computing Net Profits and Net Losses, the "book" value of an asset shall be substituted for its adjusted tax basis if the two differ, but otherwise Net Profits and Net Losses shall be determined in accordance with federal income tax principles.

        2.9   Treasury Regulation. "Treasury Regulations" means the regulations of the United States Treasury Department pertaining to the income tax, as amended, and any successor provisions.

        2.10 Unit. "Unit" shall mean a measure of membership interest representing a Member's proportionate share in the profits, losses, capital and distributions of the Company subject to the terms and conditions of this Agreement.

3. RIGHTS, DUTIES AND COMPENSATION OF THE MEMBERS

        Management.    The overall management and control of the business and affairs of the Company shall be vested in a manager (the "Manager"). The Manager need not be a Member. Initially, any two of the three Members acting together may exercise management and control as manager.

4. CAPITAL CONTRIBUTIONS, NUMBER OF UNITS AND LOANS

        4.1   Capital Contributions. The Capital Contributions of the Members and the number of Units initially owned by the Members shall consist of the following amounts:

Member	Capital Contribution	Number of Units	Membership Percentage
Ed Herbst	$1,000.00	500	33 1/3%
Tim Herbst	$1,000.00	500	33 1/3%
Troy Herbst	$1,000.00	500	33 1/3%

        4.2   Interest on Capital Contributions. No Member shall be entitled to receive any interest on his, her or its Capital Contributions.

        4.3   Additional Contributions. Subsequent to execution hereof, all expenses of the Company shall be paid out of the receipts of the Company. No Member shall be obligated to make any Capital Contribution other than as required pursuant to Section 4.1 above.

5. COMPANY ACCOUNTING

        5.1.  Fiscal Year; Accounting Method. The Company's fiscal year shall be the calendar year, or such other time period as the Members may approve in writing.

        5.2   Partnership Books.

    (a)
    Proper and complete books of account of the Company's business shall be kept at the Company's principal place of business or such other place as the Members may agree. The books of account shall be maintained on a cash basis to the extent permitted for federal income tax purposes and shall show all items of income and expense.

    (b)
    Each Member at its sole cost and expense, shall have the right at all times during usual business hours to audit, examine and make copies of or extracts from the Company's books of account. Such right may be exercised through any agent or employee of such Member designated by that Member or by an independent certified public accountant designated by such Member. The Member exercising such right shall bear all expenses incurred in any such examination made on the Member's behalf.

        5.3   Bank Accounts. All funds of the Company shall be deposited in a Company bank account or accounts.

        5.4   Annual Report. Within sixty (60) days after the end of each fiscal year of the Company, the Company shall furnish to each Member an annual report. This report shall consist of at least (i) a copy of the Company's federal income tax returns for that fiscal year, (ii) supporting income and loss statements, (iii) a balance sheet showing the Company's financial position as of the end of the fiscal year, and (iv) additional information that the Members may require for the preparation of their federal and state income tax returns. The annual report shall be prepared by an independent accounting firm approved by the Members.

6. DETERMINATION OF PROFITS AND LOSSES

        6.1   Determination of Net Income and Net Losses. The Company's Net Profits or Net Losses for each fiscal year shall be determined as soon as practicable after the close of that fiscal year in accordance with the accounting principles employed in the preparation of the federal income tax return filed by the Company for that year, but without any special provisions for tax exempt or partially tax exempt income.

        6.2   Tax Returns.

    (a)
    Unless otherwise agreed upon by the Members, the Company shall, for tax purposes, utilize the method of depreciation which will result in the greatest amount of deduction in each year.

    (b)
    The Company shall prepare, or cause to be prepared, all tax returns, which must be filed on behalf of the Company with any taxing authority, and shall make timely filing thereof. The cost thereof shall be borne by the Company. Tim Herbst is designated as the "Tax Matters Partner," as that term is defined in the Code. Each Member shall have the right to examine any tax return prior to filing upon giving the Tax Matters Partner reasonable written advance notice of its intention to do so. The Members agree that the Company shall withhold any taxes required to be so withheld under the Code or Treasury Regulations, and shall make any tax payments required to be made by the Company, under applicable law, on behalf of the Members. Further, the Members agree to provide to the Company, any information, documents or consents reasonably required or appropriate for compliance with applicable tax laws.

7. ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

        7.1   Allocation of Net Profits and Net Losses. Net Profits and Net Losses shall be allocated to each Member in proportion to his or her Membership Percentages; provided, however, that to the extent Treasury Regulations require allocations to be made otherwise for federal income tax purposes, such Treasury Regulations shall govern.

        7.2   Qualified Income Offset. Notwithstanding any provision of this Agreement to the contrary, no Net Loss shall be allocated to any Member to the extent each allocation would create or increase a deficit Capital Account balance of such Member while any other Member would have a positive Capital Account balance. Any such Net Loss shall instead be allocated to the other Members, pro rata in accordance with their positive Capital Account balances. Notwithstanding any provision of this Agreement to the contrary (subject to any gain chargeback required to be made first under applicable Treasury Regulations), if in any taxable year of the Company (or other period) a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any successor provision thereto, or an allocation of Net Loss that causes such Member to have a deficit Capital Account balance, such Member will be allocated items of income or gain to the extent required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This provision is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

        7.3   Distributions. Subject to Article 9 (that is, other than assets of the Company being distributed upon the dissolution of the Company), distributions of cash or other property to the Members shall be made in accordance with the Membership Percentages.

        7.4   Tax Allocations.

    (a)
    To the extent that Section 704(c) of the Code, Treasury Regulations promulgated thereunder, or Code Section 704(c) principles applicable under Treasury Regulations

      Section 1.704-1(b)(2)(iv) require allocations of income, gain, loss, deduction or credit to be allocated for tax purposes (as opposed to "book" purposes) in a manner different from that set forth above in this Article 7, the provisions of Code Section 704(c) and Treasury Regulations promulgated thereunder shall control such tax allocations.

    (b)
    In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member's distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member's prior share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

        7.5   Application. The provisions in this Article 7 shall be applied in accordance with Section 704 of the Code and the Treasury Regulations thereunder. This Article 7 shall be applied as if all distributions and allocations were made at the end of the Company's taxable year.

8. RESTRICTIONS ON TRANSFERS OF UNITS; REDEMPTION OPTION

        8.1   General. Except as expressly provided herein, no Member may transfer any portion of his or her interest in the Company, whether voluntarily or otherwise, without the unanimous express written consent of the Members.

        8.2   Deceased Member. In the event of the death of a Member (such Member, the "Deceased Member"), the interest of the Deceased Member may be transferred to the Deceased Member's estate or heirs-at-law; provided, however, that within ninety (90) days of receipt of notice of such death, the Company shall have the right to acquire the Deceased Member's entire Membership Interest at a price equal to the fair market value of such Membership Interest (determined by closing the books as of the day prior to the date of redemption, with allocations to be made hereunder as if the taxable year of the Company had ended on that date).

        8.3   Withdrawal of Member. In the event that any Member desires to sell all or any portion of his or her Membership Interest (such Member, the "Withdrawing Member"), he or she shall first notify the Company and, for a thirty (30) day period attempt to negotiate the sale of such Membership interest to the Company. If an agreement for the purchase of the Withdrawing Member's Membership Interest is not reached within such time period, the Withdrawing Member may contract to assign (but not substitute the assignee as a Member) his or her Membership Interest to a third party, and any such assignment is conclusively approved hereby, provided that (i) the Company shall have the right to purchase the Withdrawing Member's Membership Interest under the same terms and conditions of any such agreement to sell to a third patty within a thirty (30) clay period from receipt of written notice by the Withdrawing Member of such other agreement to purchase the Withdrawing Member's Membership Interest thereunder (which written notice must be provided to the Company by the Withdrawing Member); (ii) any such agreement shall be subject to the Company's right of purchase under clause (i) above; and (iii) any transferee must meet all requirements of this Article 8 and acknowledge that his or her interest is subject to the limitations upon transfer contained in this Article 8. Notwithstanding anything contained in this Section 8.3 to the contrary, any Member may assign (but not substitute the assignee as a new member) his or her entire Membership Interest to another Member or to an immediate family member without being subject to the right of first refusal or right of first negotiation of the Company set forth in this Section 8.3.

        8.4   Terms of Payment. In the event that the Company elects to exercise its rights to purchase a Deceased Member's or Withdrawing Member's Membership Interest as set forth in Sections 8.2 and 8.3 above, the Company shall have the option, in its sole discretion, to pay the purchase price as set forth in such Sections 8.3 and 8.3 by (x) delivering immediately available funds at the closing of the purchase or (y) delivering a full recourse promissory note which shall (i) bear interest at a fixed rate per annum equal to the prime lending rate charged by Bank of America Nevada on commercial loans maturing in less than one hundred eighty (180) days minus two hundred basis points (2%) as of the date that is seven (7) days prior to closing; (ii) be repaid with interest in equal installment payments (i.e., with the amortizing amount of principal repayments increasing) over a period not to exceed thirty-six (36) months; (iii) be prepayable in whole or in part without penalty; (iv) contain a provision that the prevailing party in a dispute related to such promissory note shall be entitled to attorney's fees; and (v) be secured by such assets of the Company as are not pledged to any other person on the date of closing.

        8.5   Fair Market Value. For the purposes of this Article 8, "fair market value" of a Membership Interest shall be determined by agreement between the Deceased Member's legal representative and the Company; provided, however, that if no agreement is reached within thirty (30) days of the receipt by the Company of the applicable notice, such fair market value shall be determined as follows:

    (a)
    The Deceased Member's legal representative and the Company shall agree upon a single appraiser or firm of appraisers.

    (b)
    If the Deceased Member's legal representative and the Company cannot agree upon an appraiser within fifteen (15) days, then each shall choose an appraiser within fifteen (15) days thereafter by sending the other written notice of its selection. If either of the appraisers so chosen are for any reason unable or unwilling to serve, then a substitute appraiser may be appointed by the person who chose the defaulting appraiser. If either party shall fail to designate an appraiser within the time provided, then the sole appraiser so selected shall make the appraisal.

    (c)
    The appraiser or appraisers thus chosen shall set a monetary figure on the going concern value of the Company within thirty (30) days after the last of them shall be chosen. In determining such value, none of the appraisers shall consider the effect to the business or business prospects of the Company of the death of the Deceased Member and there shall be no "control premiums" or "minority ownership discounts" in valuing the Company or any Membership Interest thereof. The appraisers appointed shall be provided with all available financial statements of the Company and any other information reasonably necessary to make the appraisal and shall have frill access to all books and records of the Corporation.

    (d)
    If the appraisers thus chosen shall be unable to agree upon a value within thirty (30) days after the last of them shall have been chosen, they shall appoint a third appraiser within sixty (60) days after the last of them shall have been chosen.

    (e)
    The value contained in the written report of the third appraiser shall constitute the fair market value; provided, however, that if such value is greater than the higher of the first two (2) appraisals; the higher of the first two (2) appraisals shall constitute the fair market value; and provided, further, that if the value contained in the appraisal report of the third appraiser is less than the lower of the first two (2) appraisals, the lower of the first two (2) appraisals shall constitute the fair market value. The cost of such appraisals shall be borne equally by the parties.

        8.6   New Members. A new Member may be admitted to the Company only with the unanimous written consent of the Members, which consent shall be in the sole discretion of the Members. A new Member may be admitted upon execution of an amendment to this Agreement and the filing of an amendment to the Articles of Organization of the Company. Each new Member shall be admitted only if such new Member has executed an amendment to this Agreement, in which the new Member agrees to be bound by the terms and provisions of this Agreement as they may be modified by that amendment. A newly admitted Member's Capital Contribution and share of the Company's profits and losses shall be set forth in an amendment to this Agreement containing the written consent of the Members agreeing to the admission of the new Member.

        8.7   Restrictions on Pledge. No Member shall pledge or otherwise encumber his or her interest in the Company except with the express written consent of all other Members.

9. TERMINATION AND DISSOLUTION OF THE COMPANY

        9.1   Events of Dissolution. The Company shall be dissolved upon the earlier to occur of the following Events of Dissolution:

    (a)
    The Members vote in accordance with Section 1.4 in favor of termination and dissolution of the Company;

    (b)
    Substantially all of the assets of the Company are sold or otherwise transferred and the Company ceases business operations;

    (c)
    The term of the Company expires; or

    (d)
    Upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates his or her continued Membership in the Company, unless the business of the Company is continued by the written consent of all the remaining Members.

    (e)
    Notwithstanding the dissolution of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement until the winding up of the Company is completed.

        9.2   Distribution of Assets. Upon the occurrence of an Event of Dissolution of the Company, the Members shall wind up all Company affairs, and proceed to liquidate all Company assets as promptly as is consistent with obtaining their fair value, and shall apply and distribute the proceeds in the following order:

    (a)
    To pay the debts and liabilities of the Company and the expenses of liquidation, in the order of priority as proved by law, and set up any reserves which the Members shall deem reasonably necessary to provide for any contingent or unforeseen liabilities or obligations of the Company. Any reserves so established shall be paid over to an escrow agent, to be held in escrow for the purpose of paying such contingent or unforeseen liabilities or obligations, for so long as the Members shall deem it necessary.

    (b)
    To all the Members, pro rata, in accordance with their positive Capital Account balances.

        9.3   Termination. The Company shall be terminated when (a) all property owned by the Company shall have been disposed of, and (b) the net proceeds, if any, after satisfaction of liabilities to creditors, shall have been distributed among the Members. If there are insufficient proceeds to satisfy all liabilities to creditors, the Company shall be terminated when all assets are disposed of. The establishment of any reserves in accordance with the terms and conditions herein specified shall not extend the term of the Company.

        9.4   Return of Capital Contribution. No Member shall be entitled to a return of all or part of any Capital Contribution except as provided in this Article 9.

10. AMENDMENT OF AGREEMENT

        This Agreement may be amended by a vote of the Members owning seventy-five percent (75%) of the Units provided that such amendment shall not:

    (a)
    Alter the interest of any Member in the profits, losses and cash distributions without such Member's prior written consent, except upon the issuance of additional Units in exchange for Capital Contributions; or

    (b)
    Amend Article 4 without the written approval of all Members.

11. MISCELLANEOUS

        11.1 Notices. Unless otherwise specified in writing, all notices, requests, demands, or other communications which any of the parties to this Agreement may desire or be required to give hereunder, shall be in writing, served by mail, postage prepaid, addressed as follows:

Ed Herbst 5195 Las Vegas Boulevard South Las Vegas, Nevada
Tim Herbst 5195 Las Vegas Boulevard South Las Vegas, Nevada
Troy Herbst 5195 Las Vegas Boulevard South Las Vegas, Nevada
Copy to:	Sean Higgins 5195 Las Vegas Boulevard South Las Vegas, Nevada
James S. Mace, Esq. Gordon & Silver, Ltd. 3800 Howard Hughes Parkway Fourteenth Floor Las Vegas, Nevada 89109

        11.2 Governing Law. This Agreement is made in the State of Nevada pursuant to the provisions of the Act and shall be governed, construed and interpreted in accordance with the laws of the State of Nevada.

        11.3 Captions. All captions contained in this Agreement are for convenience only and shall not be deemed part of this Agreement.

        11.4 Gender And Number. All nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the context may require.

        11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

        11.6 Severability. If any part of this Agreement, or the application thereof, is for any reason held invalid or unenforceable, it shall be deemed severable and the validity of the remainder of this Agreement or the applications of such provisions to other persons or circumstances shall not be affected thereby.

        11.7 Partition. The Members hereby agree that no Member or any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have the assets of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned; and each Member, on behalf of himself, his successors, representatives, heirs, and assigns, hereby waives any such right. It is the intention of the Members that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successor-in-interest to assign, transfer, sell or otherwise dispose of his interest in the Company or any of its assets shall be subject to the limitations and restrictions of this Agreement.

        11.8 Legends. If certificates for any Unit or Units are issued evidencing a Member's interest in the Company, each such certificate shall bear a legend to the effect that the Units have not been registered under the Securities act of 1933, as amended, and are subject to the restrictions on transferability and sale set forth in this Agreement and the Securities Act of 1933, as amended.

        11.9 No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

        11.10   Specific Enforcement. The Units of the Company are closely held and cannot be readily sold in the open market, and harmonious relations among all Members are essential to the efficient operation of the Company. For these reasons and others, the Members will be irreparably damaged in the event that the terms of this Agreement are not specifically enforced. Should any dispute arise concerning the sale or disposition of any Units, an injunction may be issued restraining any sale or disposition pending the determination of the controversy. Rights and obligations to purchase or sell any Units shall be enforceable by an equitable decree of specific enforcement. However, such remedies shall be cumulative and not exclusive and shall be in addition to any other remedy or right which any Member or the Company may have.

        11.11   Attorneys Fee. The prevailing party shall be entitled to attorneys fees and costs in any action necessary to enforce or interpret this Agreement.

        11.12   Waiver of Conflicts. The parties hereto acknowledge that this Agreement was prepared for the Company at the request of Sean Higgins, and that:

          (i)    the parties have been advised that a conflict exists among their individual interests;

          (ii)   the parties have been advised to seek the advice of independent counsel;

          (iii)  the parties have had the opportunity to seek the advice of independent counsel;

          (iv)  the parties have received no representation about the tax consequences of this Agreement;

          (v)   the parties have been advised that this Agreement may have tax consequences;

          (vi)  the parties have been advised to seek the advice of independent tax counsel;

          (vii) the parties have had the opportunity to seek the advice of independent tax counsel; and

          (viii)   the parties waive any and all potential conflicts relative to this Agreement;

Initials	Initials	Initials

        IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date first above written.

Members:	/s/ ED HERBST Ed Herbst
/s/ TIM HERBST Tim Herbst
/s/ TROY HERBST Troy Herbst

Accepted and ratified the 1st day of January, 1997.

E-T-T ENTERPRISES, LLC
By:	/s/ TROY HERBST

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OPERATING AGREEMENT OF E-T-T ENTERPRISES LLC, a Nevada limited-liability company